WAIVER OF NOTICE OF SPECIAL MEETING
                          OF THE BOARD OF DIRECTORS OF


                      GREENWAY ENVIRONMENTAL SYSTEMS, INC.
                      ====================================

         The undersigned, being all of the Directors of GREENWAY ENVIRONMENTAL SYSTEMS, INC., hereby waive notice of a Special Meeting of the Board of Directors and consent to the holding thereof on the ______ day of September, 1998 at 10:00 am at 5110 South 800 East, Salt Lake City, Utah 84107.

         IN WITNESS WHEREOF, we have hereunto subscribed our names on this ____ day of September, 1998.





-----------------------------                      -----------------------------
L. Kent Mackay Director                            Damon Madsen, Director



-----------------------------
Gregory Stringham, Director

                                     MINUTES
                                     =======
                                       of
                       Special Board of Directors Meeting
                                       of
                      GREENWAY ENVIRONMENTAL SYSTEMS, INC.


         The undersigned, Damon Madsen, acting as President and Chairman of the Board, called to order a special Board of Directors Meeting for the primary purposes of resolving all outstanding legal and business issues and providing the necessary authorization to the Board to go forward with the proposed reorganization in the form of a Reverse Acquisition with Travel Dynamics, Inc., a Nevada Corporation, having its principal place of business in Scottsdale, Arizona ("Travel Dynamics").

         Mr. Damon Madsen noted to the Board that the special merger and acquisition agent for the company, as previously appointed and approved by the Board of Directors, Mr. Dennis G. Madsen, has been successful in negotiating a preliminary letter of intent and agreement for a reverse acquisition with Travel Dynamics, a privately held company involved in the telemarketing and direct marketing of various travel incentives and packages. In essential terms, the Agreement negotiated by and through the efforts of Mr. Dennis Madsen and proposed to be ratified by this Board provides, in outline fashion, as follows:

         1. The Company is to approve a nineteen and a half to one (19.5:1) reverse split of its shares to reduce down the total issued and outstanding shares to approximately one million, two hundred twenty thousand shares (1,220,000 shares) immediately prior to the closing of the proposed Reverse Acquisition.

         2. The Company would propose to acquire all of the issued and outstanding shares of Travel Dynamics which would then become a wholly owned and sole operating subsidiary of the Company.

         3. As part of the reorganization, the Company would change of record its name to Travel Dynamics, adopt the Travel Dynamics business as its sole business to be operated through its subsidiary and agree to authorize the movement of the principal place of business to the present principal business location of Travel Dynamics, in or around Scottsdale, Arizona. The present Board of Directors of the Company would resign as directors and officers to be replaced by newly elected directors as nominated by Travel Dynamics, who would then appoint from existing management of Travel Dynamics officers in the parent corporation.

         4. There would be authorized to the Travel Dynamics shareholders approximately two million (2,000,000) shares of the Company stock, constituting approximately sixty-two percent (62%) off issued and outstanding shares upon Closing of the Reverse Acquisition. These shares would be issued as restricted shares.

         5. The present members of the Board of Directors, and including Dennis Madsen as a special agent, would hold approximately twenty thousand (20,000) reverse split shares of the Company and the public would hold approximately eight hundred thousand (800,000) shares pursuant to the reverse split.

         6. The Company has agreed, as part of the Reverse Acquisition, to complete a comprehensive and omnibus type 10-KSB filing through its newly designated fiscal year ending June 30, 1998 and with the reporting of all historical transactions since the last SEC filing in 1991 upon the termination of the abortive reorganization with the Greenway Environmental Systems of Texas.

         7. Mr. Dennis Madsen has entered into an undertaking to ensure that all of the issued and outstanding obligations owing to corporate counsel, Mr. Julian D. Jensen and the auditors, Hansen, Barnett and Maxwell, or any other creditor, will be discharged from remaining funds available to Mr. Madsen and, additionally, from an assignment of a block of ten thousand (10,000) incentive shares being given to Mr. Dennis Madsen or assigns relative to the closing of the transaction. The present auditing firm will complete audited financials through June 30, 1998 and Mr. Jensen will prepare the foregoing omnibus 10-KSB filing, any required 8-K filing, and consent to shareholders of the proposed reorganization for the cash and stock previously recited.

         8. Mr. Damon Madsen then noted that a copy of the proposed Reverse Acquisition Agreement, to be executed by himself as President and essentially incorporating the foregoing terms of reorganization, was attached hereto and incorporated by this reference as Schedule "A" to these minutes and the execution thereof is to be approved pursuant to resolution of this Board.

         9. It was noted by corporate counsel to the Board that under his reading of Nevada Corporate Law, it will not be necessary to solicit a formal proxy solicitation of shareholders to approve this Reorganization, if a majority of shareholders consents in writing to the Reorganization, the change of name, and the election of the new nominees to the Board. Majority consent is given without notice. Counsel did suggest that if such majority is available, as appears from a review of the present shareholder list, that the Company should, upon consummation of the reorganization, suggest to new management that a notice be sent to shareholders of record indicating the change of name, business purpose and generally outlining the terms of the Reverse Acquisition, together with further instructions on the right to tender existing shares for new shares in the Company or that such shares will automatically be exchanged upon subsequent share transactions. The shareholders should also be informed of the completion of the reverse split and the general purposes of the Reorganization. Counsel further noted to the Board that since the existing company will be the surviving corporation and will acquire Travel Dynamics as a subsidiary, there will not be any requirement to recognize Dissenting Shareholder Rights, under Nevada law. Counsel also noted that the Nevada Majority Control Share Acquisition statutory provisions were further not applicable because the By-Laws had been adopted electing out of such statutory provisions under Nevada law.

                                     AGENDA

         Based upon the foregoing general presentation of matters to be acted upon and an informal discussion by the Board, it was next proposed and moved by Mr. Kent L. Mackay that the following Agenda be adopted and followed for this meeting:

         1. Motion to approve the Reverse Acquisition and all provisions therein, with authorization to Mr. Damon Madsen, as the President, to execute the Reverse Acquisition Agreement;

         2. Resolution providing for the 19.5:1 reverse split of the Company's shares;

         3. Formal statements required by Mr. Limpert as to his acceptance of a final share issuance to him of 400,000 reverse split shares in full satisfaction and discharge of his prior loan for the benefit of the Company in the principal sum of $60,000;

         4. Direction to corporate counsel to prepare the Majority Share Approval Statement for the reorganization matters, including change of name, reverse split and election of the nominees to be provided by Travel Dynamics;

         5. Authorization to corporate counsel to prepare an omnibus 10-KSB filing and 8-K filing, as necessary, and to do other work reasonably related to the proposed reverse acquisition, including reviewing and revising the Reverse Acquisition Agreement;

         6., Ratification of all prior efforts of Mr. Dennis Madsen in negotiating and working on the Reorganization pursuant to prior Board authorization and instruction;

         7. A Resolution authorizing the issuance out of the new shares to the Travel Dynamic Shareholders, present management, and Mr. Dennis Madsen, upon closing of the Reverse Acquisition;

         8. A Resolution confirming and certifying the appropriate number of shares to be presently issued and outstanding upon adoption of the reverse split and upon completion and closing of the Reverse Acquisition.

         9. A Resolution confirming the authority of the President to complete collateral tax filings and arrange for audit work with Hansen, Barnett & Maxwell.

         ITEM 1: Review and Approval of Reverse Acquisition Agreement
                 ----------------------------------------------------

         Each Board member indicated that he has had the opportunity to now read and review in detail and ask questions of corporate counsel concerning the Reverse Acquisition Agreement, which the directors have authorized to be attached to these Minutes as Exhibit "A."

         After general discussion, the Board agreed that the Reverse Acquisition appeared to be appropriate and to conform with the representation of the proposed reorganization made by Mr. Dennis Madsen to the other Board members. The Board understood that there may still be further minor modification and changes required before the execution of the Agreement, but that the general principles had been agreed upon and approved by both sides.

         Accordingly, it was moved by Mr. Damon Madsen, seconded by Greg Stringham and unanimously approved by the Board that the general form of the Reverse Acquisition Agreement, and all of the terms thereof, be approved by the Board of Directors, as attached. It was further moved as part of the same motion that Mr. Damon Madsen, (in connection and consultation with Mr. Dennis Madsen as the agent for the Company in reorganization matters and legal counsel for the Company) have the authority to enter into minor changes and modifications prior to or subsequent to the execution of the Agreement, so long as no substantive provisions were changed, without further Board review or authorization.

         RESOLVED: The Board herewith reviews and approves the Reverse Acquisition Agreement as attached with Travel Dynamics, and all terms therein. Mr. Damon Madsen is fully and duly authorized to execute the Agreement in substantially the form attached as the President of the Company and has further authority to made minor additional revisions, changes or additions to the Agreement without further Board approval, so long as the substantive terms and provisions are not otherwise modified. The Board, by the approval of the Reverse Acquisition, herewith further adopts and approves all the necessary specific actions required by such Agreement, to include, though not necessarily limited to:

         1.       Change of the name of the Company to Travel Dynamics, Inc.;

         2. Adoption of Travel Dynamics Business as the wholly owned operating subsidiary of the Company and location of the Company offices to the Travel Dynamics facilities;

         3. Resignation of the undersigned Board of Directors as directors and officers upon election of the new Board nominated by Travel Dynamics effective upon Closing of the Reverse Acquisition;

         4. Issuance out of new shares to the owners of Travel Dynamics in the sum of approximately one million nine hundred fifty seven thousand eight hundred and ninety five (1, 957,895), or such substantially similar number as determined equal to sixty two percent (62%) of all issued and outstanding stock after the Reorganization; and,

         5. All other necessary acts, provisions and documents required to implement and conclude the Closing of the Reverse Acquisition.

         ITEM 2: Election of New Directors
                 -------------------------

         As part of the Reverse Acquisition, Travel Dynamics will propose a slate of three new directors to be voted upon and elected as the new directors for the Company to assume office immediately upon the Closing of the Reverse Acquisition. It is further understood that the new Board will then appoint new officers for the Company at the time of Closing and that the resignation tendered by the undersigned directors as part of the adoption of the Reverse Acquisition will be effective immediately upon Closing of such Reverse Acquisition in accordance with its terms. The nominees are to be proposed and elected as part of a Majority Shareholder Consent Form prepared by counsel for the Company and are listed in the attached Reverse Acquisition Agreement.

         Based  upon  the  following,  it was  formally  moved  by  Mr.  Gregory
Stringham, seconded by Mr. Damon Madsen and unanimously approved by the undersigned Directors as follows:

         RESOLVED: A Unanimous Consent Form approving all of the terms of the foregoing reverse acquisition shall be prepared by corporate counsel in conformity with Nevada law and signed by a majority of all issued and outstanding shares as soon as possible. The list of directors in the Reverse Acquisition Agreement will be designated as the new director nominees to be voted upon to hold office and receive appointment immediately upon the final Closing of the Reverse Acquisition.

         ITEM 3: Legal Matters to Implement Reverse Acquisition
                 ----------------------------------------------

         The Board next considered Mr. Dennis Madsen's representation that as part of the Reverse Acquisition, the Company will be required through its corporate counsel and retained auditors to prepare for Board review and approval, a proposed "omnibus" 10KSB filing disclosing all historical matters to date from the last SEC filing in 1991. It is further understood and agreed, under the terms of the Reverse Acquisition, the Company will be further responsible for completing any other periodic filing requirement required by the

SEC to become a Reporting Company, including the filing of a Form 10, if necessary. It is anticipated and hoped that the filing of the 10-KSB in a comprehensive fashion will be sufficient, along with a report on Form 8-K of the reverse acquisition, to satisfy requirements for the Company to again become a Reporting company.

         The undersigned further agree and ratify that Mr. Dennis Madsen has available ten thousand dollars ($10,000) in an account payable to the Company, as earlier authorized, to pay for the current services of the auditors and retained attorney. Mr. Dennis Madsen will also be receiving 10,000 incentive shares pursuant to this Resolution, and in accordance with the Reorganization Agreement, which will be entirely, or substantially, assigned to these retained experts as additional consideration for their historical services. Mr. Madsen and the Board further understand, however, that if the filing of the anticipated 10-KSB and 8-K Reports are not sufficient for the Company to again become a 15(D) Reporting Company, and further historical filings are required or the filing of a Form 10, then further and additional consideration will have to be paid to these retained experts, or other experts for the Company by, Mr. Madsen to meet his and the Company's contractual obligations to Travel Dynamics. Mr. Madsen has assured the Board he believes that, if necessary, such additional funding in cash or in shares can be arranged and would be acceptable to the experts to provide such additional services. Based upon the foregoing, it was moved by Mr. Gregory Stringham, seconded by Mr. David Madsen and unanimously approved that:

         RESOLVED: Mr. Dennis G. Madsen will continue to work with the legal and accounting experts for the Company to prepare the required 10-KSB and 8-K filings, and such other filings as may be necessary, to insure the Company is a 15(D) Reporting Company with the SEC under the Reverse Acquisition Agreement. Mr. Dennis Madsen is directed and has agreed to employ all or as much of the 10,000 reverse split Incentive Shares being authorized pursuant to the this Resolution to the experts for the Company as necessary to complete the basic filing services described above. The Board further accepts the undertaking of Mr. Dennis Madsen that should additional filings be required with the SEC for the Company to become a Reporting Company that other consideration or shares will be made available to the Company to pay the presently retained experts for the Company, or any newly retained legal and accounting experts, as may be necessary to complete such filings. Counsel for the Company is further directed to prepare a Majority Shareholder Consent in conformity with Nevada law and to have the same circulated through Mr. Dennis Madsen to the designated majority shareholders for signature and approval of the specific matters necessary to implement the Reverse Acquisition to be effective upon Closing.

         ITEM 4:  Certification  and  Authorization  for Shares Issued and to be
                  --------------------------------------------------------------
                  Issued
                  ------

         The Board next discussed and decided that it would be appropriate and necessary to make a final certification of shares to be issued and outstanding pursuant to the reverse split and to formally authorized the issuance of additional shares pursuant to the Reverse Acquisition Agreement.

         In discussing this matter, the Board has recognized that it has received the benefits of a loan made in 1997 by Mr. Andrew Limpert to Mr. Madsen, the proceeds of which were primarily used for Company purposes and which loan was secured by a commitment to issue to Mr. Limpert various shares of stock in the Company if the loan was not repaid. Mr. Limpert has previously agreed to fully capitalize such prior loan to Mr. Madsen by receiving, after the 19.5:1 reverse split, a residual 400,000 share block of reverse split shares incident to the Reverse Acquisition with Travel Dynamics. Mr. Limpert is acknowledging his agreement to this final resolution as a shareholder by his signature to these minutes below. The Board and Mr. Limpert have recognized that there is presently issued a pre-reverse certificate to Mr. Limpert which has been held, pending reorganization discussions, by counsel for the company in the amount of seven million eight hundred thousand shares (7,800,000) shares, Certificate 1-n. Mr. Limpert and the Board have agreed that this certificate will be surrendered and a new reverse split restricted certificate with an issue date equivalent to the prior certificate of July 1, 1997, reissued to Mr. Limpert in the amount of 400,000 reverse split shares. Mr. Limpert will acknowledge by his signature below that this constitutes all shares of the Company to which he is entitled and that such shares are accepted in complete satisfaction, discharge and capitalization of the prior $60,000 cash loan made to Mr. Madsen for employment by the Company and previously memorialized in earlier minutes and agreements. This Resolution constitutes a final discharge and replacement of all prior agreements, resolutions and understandings pertaining to shares and/or money owing to Mr. Limpert by the Company.

         The Board next noted that Mr. Damon Madsen, Mr. Gregory Stringham, and Mr. L. Kent Mackey had each been authorized to receive ninety seven thousand five hundred (97,500) pre-reverse split shares, but it is understood and agreed between each of the undersigned Directors that they will now each receive five thousand (5,000) reverse split shares in complete satisfaction and discharge of all sharehold interest owing or which may be owed to the prior management group. Mr. Dennis Madsen, as the interim transfer agent for the Company, is directed to issue the shares upon the Closing of the Reverse Acquisition. The Directors acknowledge and agree to the accounting and the sufficiency of the reverse split shares by their signature below.

         Additionally, there will be authorized a block of ten thousand 10,000 reverse split shares to Mr. Dennis G. Madsen, or assigns, with the understanding, as previously recited, that such shares will be used primarily by Mr. Dennis Madsen to pay and discharge historical accounts owing to legal counsel and auditors for the Company and/or to discharge, in part, the remaining obligations for the currently committed services of those experts as generally outlined above.

         The Company would note that the public shareholders, including approximately twenty thousand (20,000) shares held by Mr. Dennis Madsen and current management, are entitled to hold eight hundred twenty thousand (820,000) reverse split shares upon completion of the reverse split. It is not the intent of the Company to do a general solicitation and request for return of shares by shareholders after the reverse split, but it will be recommended by the undersigned present Board to the new Board and management that a general explanation letter of the Reverse Acquisition be sent to existing shareholders of their right to tender, at their own cost and expense, current shares for reverse split shares, and further informing such shareholders that such shares will be automatically exchanged at the reverse split ratio pursuant to future share transactions.

         Finally, it is agreed and understood that the present owners of Travel Dynamics, pursuant to the Reverse Acquisition, will receive, collectively, two million (2,000,000) reverse split shares of the Company, constituting approximately sixty two percent (62%) after the Closing. Mr. Damon Madsen, as the President of the Company, should be given authority by the Board to adjust this actual number in consultation with the auditors for the Company and Mr. Dennis Madsen, who is acting as the interim transfer agent, to ensure that the Travel Dynamics shareholders receive not less than 62% of all issued and outstanding shares of Greenway pursuant to the terms of the Reverse Acquisition. These shares will be issued immediately upon the final Closing of the Reverse Acquisition Agreement and in accordance with its terms.

         Based upon all of the foregoing, it was moved by Damon Madsen, seconded by Greg Stringham and unanimously adopted by all the directors as follows:

         RESOLVED: The President of the Company is hereby authorized to work with the transfer agent to effect the reverse split required by the Reverse Acquisition and upon the completion of the reverse split and Closing of the Reverse Acquisition to issue out those reverse split shares generally discussed above and summarized as follows:

         1.       Issuance of five thousand (5,000) reverse split shares each to
                  Mr.  L.  Kent  Mackey,   Mr.  Damon  Madsen  and  Mr.  Gregory
                  Stringham.

         2. Issuance of four hundred thousand (400,000) reverse split shares to Mr. Limpert, upon tender for cancellation of his presently issued and outstanding seven million eight hundred thousand (7,800,000) share certificate.

         3. Issuance of ten thousand (10,000) incentive and reorganization reverse split shares to Mr. Dennis L. Madsen, or assigns, as discussed above.

         4. Instruction to the transfer agent to reverse split all other issued and outstanding shares on a 19.5 ratio and to reissue such shares as requested by public shareholders or upon the tender of shares incident to normal trading transactions.

         5. Issue two million (2,000,000) to the present owners of Travel Dynamics, or such other amount as the President shall determine is equal to 62%, in consultation with the transfer agent and accountants for the Company.

         ITEM 5: By-Laws, Tax Filings and Miscellaneous
                 --------------------------------------

         The Board next noted that corporate counsel had indicated that a set of the By-Laws of the Company could not be located in the corporate files. The

Board members remember having earlier adopted a standard set of Nevada By-Laws hereby authorizes the reissuance of those ByLaws effective as of the earlier deemed resolution date of October, 1995.

         The Board has reviewed and approved those By-Laws attached hereto as Schedule "C" to these Minutes. The same may also be made available to the principals of Travel Dynamics as part of the Reverse Acquisition.

         Based upon the foregoing, it was moved by Gregory Stringham, seconded by Mr. Damon Madsen and unanimously approved that the foregoing By-Laws be adopted.

         RESOLVED: The By-Laws attached hereto are adopted as the By-Laws of the Company, effective as of the date when originally deemed adopted in October, 1995. A copy shall be placed in the permanent record books of the Company and made available to the Travel Dynamics principals and counsel.

         The Board next noted in discussion that the Company had not filed any state or federal tax returns at least since 1991, and no record of prior filings have been found. The Board then decided to direct the President to consult with the Company's auditors to see if the delinquent tax filing requirement could reasonably be satisfied by filing the most current returns due, or whether historical filings are required. The Board generally discussed directing the President, after such consultation, to file such returns as he deemed necessary.

         Based upon the foregoing discussion, it was moved by Mr. Mackay, seconded by Mr. Stringham and unanimously resolved as follows:

         RESOLVED: The Board directs the President to consult with Hansen, Barnett & Maxwell concerning bringing current any required federal and state tax filing requirement for the Company and to assist in the preparation, signing and filing of any required tax returns for the Company.

         Finally, the Board discussed that many of the foregoing issues and Resolutions may have replaced, modified or superseded prior Resolutions, agreements, policies or positions of the Company. It was, therefore, suggested by Mr. Mackay that a final Resolution be adopted clarifying and stating that these minutes are intended, and do in fact, replace, amend or supersede any and all prior actions, policies or Resolutions of the Board not consistent with the Resolutions contained in these Minutes and are intended to bind the Board, as well as any third party consenting or otherwise affected and not in position to require his or its assent.

         Based upon the foregoing, it was moved by Mr. Damon Madsen, Seconded by Mr. Stringham and unanimously resolved as follows:

                  RESOLVED: These Minutes are intended to be a final and comprehensive treatment and resolution of all matters discussed herein. Consequently, the Board intends these Minutes to supersede, amend or replace any prior inconsistent Minutes or Resolutions of this Company and to bind third parties, so far as possible. The Board also deems that it has fully ratified all acts of Mr. Dennis Madsen for and on behalf of the Company, including those related to negotiations and entering the Reverse Acquisition.

         There being no further business to come before the meeting and all agenda items having been addressed, it was moved by Mr. Damon Madsen, and unanimously approved, that this meeting be adjourned.



-----------------------------------          -----------------------------------
Gregory Stringham, Director                  Damon Madsen, Director--President




-----------------------------------
L. Kent Mackay, Director




-----------------------------------
Andrew Limpert, Individually















                                       12